Exhibit 99.2

FIRST AMENDMENT AGREEMENT

This Agreement is entered into as of December 7, 2012, between Energy Focus, Inc., a Delaware corporation (the “Company”), and Joseph G. Kaveski (the “Employee”).

Recitals

Reference is made to that certain Officer Continuity Agreement dated as of December 30, 2009 between the Company and the Employee (the “Continuity Agreement”). Terms used in this First Amendment Agreement shall have the same meanings as in the Continuity Agreement.

The Company and the Employee desire to amend the Continuity Agreement to extend its termination by one (1) additional year as set forth in this Agreement.

Agreements

1.	Changes to Continuity Agreement. The Continuity Agreement is hereby amended as follows:

a.	The 3rd line of Section 2. (a) entitled “Involuntary Termination” shall be changed by removing the reference to “two years” and replacing it with the words “one year”.

b.
Clause (ii) of the first sentence of Section 7 of the Continuity Agreement shall be changed to extend the original term by one (1) year and read in full as follows: “(ii) four (4) years from the Effective Date”.

2.    No Other Change.  The Company and the Employee agree that, except as modified by this First Amendment Agreement, all terms and provisions of the Continuity Agreement shall remain in full force and effect.

3.   Additional Assurance.  The Company and the Employee agree that each party shall provide any and all additional assurances, and execute any and all additional documents, that the other party may reasonably request to evidence or further carry out the intent of this Agreement.

4.   Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the successors, representatives, heirs, and permitted assigns of the parties.

5.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which together shall be considered one document.

[Signatures follow on the next page.]

THIS AGREEMENT has been executed as of the date first written above.

COMPANY:

ENERGY FOCUS, INC.

By:           /s/ Mark J. Plush

Name:           Mark J. Plush
Title:             Chief Financial Officer

EMPLOYEE:

/s/ Joseph G. Kaveski
Joseph G. Kaveski

2